Exhibit 10.5

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (the “Agreement”) is made as of the 13th day of July, 2016, by and among Sigma Opportunity Fund II, LLC, a Delaware limited liability company (the “Fund”), Sigma Capital Advisors, LLC, a Delaware limited liability company (“Advisors” and together with the Fund, the “Holders”), and SNAP Interactive, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Fund is the record owner of warrants (the “Fund Warrants”) to purchase 10,500,000 shares of common stock, par value $.001 per share, of the Company (“Common Stock”);

WHEREAS, Advisors is the record owner of warrants (the “Advisors Warrants” and together with the Fund Warrants, the “Warrants”) to purchase 4,500,000 shares of Common Stock;

WHEREAS, the Holders desire to exchange the Warrants for an aggregate of 2,000,000 shares of Common Stock, and the Company has agreed to issue such shares of Common Stock to the Holders in exchange for the Warrants, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Exchange of Shares.

Exchange. On the terms and subject to the conditions set forth in this Agreement, on the date hereof (i) the Holders will surrender for cancellation the Warrants and (ii) the Company will issue to the Holders an aggregate of 2,000,000 shares of Common Stock (the “Shares”), 1,400,000 of which shall be issued to the Fund and 600,000 of which shall be issued to Advisors (the “Exchange”). The Holders acknowledge and agree that upon completion of the Exchange, the Warrants shall be terminated and cancelled in full and rendered null and void without any additional action on the part of the Company or the Holders, and the Holders shall have no surviving right, title or interest in or to the Warrants or any Common Stock purchasable thereunder.

Piggy-Back Registrations. If at any time the Company shall determine to prepare and file with the commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended (the “Securities Act”), of any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to the Holders written notice of such determination and, if within ten (10) days after receipt of such notice, such Holder shall so request in writing, the Company shall include in such registration statement all or any part of the Shares such Holder requests to be registered, except that if, in connection with any underwritten public offering for the account of the Company the managing underwriter(s) thereof shall impose a limitation on the number of Shares which may be included in the registration statement because, in such underwriter(s)’ reasonable judgment, such limitation is necessary for marketing purposes or to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Shares, if any, with respect to which such Holder has requested inclusion hereunder and the managing underwriter(s) has approved. Any exclusion of Shares shall be made pro rata among the Holders seeking to include Shares and any other holders including securities in the registration statement, in proportion to the number of Shares sought to be included by such persons. Notwithstanding anything in this Agreement to the contrary, the registration rights contemplated by this section shall expire automatically 180 days following the consummation of an M&A Event (as defined in the Lockup Agreement between the Fund and the Company, dated as of the date hereof).

Removal of Legend. Not later than three (3) trading days after request from the Holders (the “Share Delivery Date”) on or after the date that the Shares have been sold by the Holders pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act, or a currently effective registration statement, the Company shall issue to the Holders Shares that are free of restrictive legends and trading restrictions (other than those which may then be required by law or separate agreement between the Company and the Holders). Such Shares will be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

If the Company fails for any reason to deliver to the Holders the Shares as described above, the Company shall pay to the Holders, in cash, as liquidated damages and not as a penalty, for each $1,000 of Share value (calculated based upon closing price of the Common Stock on the date of notice from the Holders and the number of Shares for which the legend is requested to be removed), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day following such Share Delivery Date until such Shares are delivered. Nothing herein shall limit the Holders’ right to pursue actual damages for the Company’s failure to deliver Shares without restrictive legends and trading restrictions (other than those which may then be required by law or separate agreement between the Company and the Holders) within the period specified herein, and the Holders shall have the right to pursue all remedies available to them hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages under applicable law.

Buy-in Obligation. In addition to such Holders’ other available remedies, if the Company fails to issue and deliver (or cause to be delivered) to a Holder by the Share Delivery Date a certificate representing the Shares so delivered to the Company by such Holder that is free from all restrictive and other legends and if after the Share Delivery Date such Holder is required by such Holder’s brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock that such Holder anticipated receiving from the Company without any restrictive legend, then the Company shall pay in cash to the Holder an amount equal to the excess of such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Shares that the Company was required to deliver to such Holder by the Share Delivery Date multiplied by (B) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions).

Consent. The Holders acknowledge that the Company is party to (i) the Warrants, (ii) the 12% Senior Secured Convertible Note in the principal amount of $3,000,000 issued to the Fund on February 13, 2015 (the “Note”), (iii) the Securities Purchase Agreement, dated as of February 13, 2015, between the Fund and the Company (the “SPA”) and (iv) the Advisory Services Agreement, dated February 13, 2015, by and between the Company and Advisors (the “Advisory Agreement” and collectively with the Warrants, the Note and the SPA, the “Private Placement Documents”). Notwithstanding anything else in the Private Placement Documents to the contrary, each of the Holders consents to the Company’s entry into this agreement and the fulfillment of the Company’s obligations hereunder and waives any claim of breach, violation or default or right to adjustment under the Private Placement Documents as a result of the Company’s entry into this agreement and the fulfillment of the Company’s obligations hereunder.

2.	Representations and Warranties.

(a)	Representations and Warranties of the Holders. Each of the Holders hereby represent and warrant to the Company, as follows:

(i)	Organization and Qualification. Each of the Holders is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(ii)	Authorization; No Restrictions, Consents or Approvals. Each of the Holders has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by each of the Holders and constitutes the legal, valid, binding and enforceable obligation of each of the Holders, enforceable against each of the Holders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

(iii)	Title to Warrants. All of the Warrants are owned free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description. No Holder has, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Warrants or its rights in such Warrants or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Warrants which would limit the Holder’s power to transfer its Warrants hereunder.

(iv)	Investment Representations.

(A)	Each of the Holders understands that the Shares have not been registered under the Securities Act or any other applicable securities laws. Each of the Holders also understands that the Shares are being offered and issued pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) thereof. Each of the Holders acknowledges that the Company will rely on such Holder’s representations, warranties and certifications set forth below for purposes of determining such Holder’s suitability as an investor in the Shares and for purposes of confirming the availability of the Section 3(a)(9) exemption from the registration requirements of the Securities Act.

(B)

Each of the Holders has received all the information Holder considers necessary or appropriate for deciding whether to acquire the Shares. Each of the Holders understands the risks involved in an investment in the Shares. Each of the Holders further represents that such Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company and to obtain such additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Holder or to which such Holder had access.

(C)	Each of the Holders further represents that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(D)	Each of the Holders is acquiring the Shares for its own account for investment purposes only and not with a view towards resale or “distribution” (within the meaning of the Securities Act) of any part of the Shares.

(E)	Each of the Holders understands that the Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Each of the Holders acknowledges and is aware that the Shares may not be sold pursuant to Rule 144 unless certain conditions are met and until such Holder has held the Shares for the applicable holding period under Rule 144.

(F)	Each of the Holders acknowledges and agrees that each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

(G)	No Holder has been solicited by anyone on behalf of the Company to enter into this transaction.

(v)	No Reliance. No Holder has relied on, and no Holder is relying on, any representations, warranties or other assurances regarding the Company or the Shares other than the representations and warranties expressly set forth in this Agreement.

(b)	Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Holders as follows:

(i)	Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)

Authorization; No Restrictions, Consents or Approvals. The Company has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Except as would not be reasonably expected to materially adversely affect the Company’s ability to perform its obligations to complete the transactions contemplated herein or otherwise have a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated herein do not (A) conflict with or violate any of the terms of the articles of incorporation and bylaws of the Company or any applicable law relating to the Company, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which the Company is bound or to which any property of the Company is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which the Company has obtained consent for the transactions contemplated under this Agreement (including, without limitation, the consent given by the Holders with respect to the Private Placement Documents in Section 1 herein), (C) result in the creation or imposition of any lien on any of the assets of the Company, (D) constitute an event permitting termination of any material agreement or instrument to which the Company is a party or by which any property or asset of the Company is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which the Company has obtained consent for the transactions contemplated under this Agreement (including, without limitation, the consent given by the Holders with respect to the Private Placement Documents in Section 1 herein) or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which the Company is a party or by which the Company may be bound, or result in the violation by the Company of any laws to which the Company may be subject.

No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder.

(iii)	Issuance of Shares. The issuance of the Shares has been duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the Shares shall be fully paid and non-assessable with each of the Holders being entitled to all rights accorded to a holder of Common Stock.

3.	General Provisions.

(a)	Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

(b)	Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

(c)	Waiver. The waiver by either party of a breach of or default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement. Further, any failure or delay on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder shall not operate as a waiver of any such right or remedy or preclude other or further exercise thereof or of any other right or remedy.

(d)

Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given: (i) if delivered personally, upon delivery as evidenced by delivery records; (ii) if sent by email or facsimile, upon confirmation of receipt; (iii) if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing; or (iv) if sent by nationally recognized express courier, two (2) business days after date of placement with such courier.

If to the Holders:

c/o Sigma Capital Advisors, LLC

800 Third Avenue

17th Floor

New York, NY 10022

Facsimile: ________________

If to the Company:

SNAP Interactive, Inc.

320 W. 37th Street

New York, NY 10018

Attn: Alexander Harrington

Facsimile: _________________

(e)	No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any rights or benefits upon any person other than the parties hereto, and no other person shall have any rights or remedies hereunder.

(f)	Public Announcements. The Holders and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

(g)

Counterparts. This Agreement may be executed in one or more counterparts (including electronic (PDF) or fax counterparts) each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

(h)	Fees and Expenses. The Company shall pay all reasonable fees and expenses of the Holders incurred in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement.

(i)	Further Assurances. The Holders and the Company hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOLDER: Sigma Opportunity Fund II, LLC

/s/ Thom Waye
(Signature of Signatory)

Thom Waye
(Print Name of Signatory)

Manager
(Title of Signatory)

HOLDER: Sigma Capital Advisors, LLC

/s/ Thom Waye
(Signature of Signatory)

Thom Waye
(Print Name of Signatory)

Manager
(Title of Signatory)

COMPANY:

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Name: Alex Harrington
Title: CEO